SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            -----------------------



                                    FORM 8-K



                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) APRIL 17, 1996

                                  TEXOIL, INC.

                      ------------------------------------

             (Exact name of Registrant as specified in its charter)




NEVADA                            0-12633                              8-0177083

(State or other              (Commission File                      (IRS Employer
jurisdiction of                  Number)                          Identification
incorporation)                                                          Number)



                                1600 SMITH STREET
                                   SUITE 4000
                              HOUSTON, TEXAS 77002
                     ---------------------------------------
                    (Address of principal executive offices)

       Registrant's Telephone Number, including Area Code: (713) 652-5741

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Item 5.           OTHER EVENTS

On April 17, 1996, Texoil, Inc. ("Texoil") entered into a non-binding letter of intent with Fortune Petroleum Corporation ("Fortune") for the acquisition of Texoil by Fortune in a tax-free merger transaction.

In the transaction, Fortune will, at closing, issue to Texoil shareholders one share of Fortune common stock, par value $.01 per share, for every 3.2 shares of Texoil common stock, up to a maximum of 1,845,000 Fortune common shares. Prior to the record date of the transaction, all owners of Texoil's 23,000 shares of preferred stock will exchange such shares and any accrued dividends into common stock of Texoil at the market price of such stock on the effective date of the exchange, in a total aggregate amount of not more than 1,700,000 shares of Texoil common stock.

On the closing of the transaction, the outstanding principal on all loans from Texoil shareholders (presently $1,100,000) to Texoil will be converted to Fortune common stock at the average of the closing market price of such stock on the ten (10) business days immediately prior to the closing of the transaction. Fortune shall provide assistance in the liquidation of such shares by ensuring that such shareholders receive the entire amount of their previously existing loan amounts within fifteen (15) months of the closing of the transaction, provided, however, that Fortune shall guarantee the receipt by T. W. Hoehn, Jr. of the first $200,000 of such proceeds during the two-week period following the closing and the balance of such proceeds within one year following the closing. Fortune and Hoehn will reconcile the accounting of such liquidation so as to provide for the proportionate return to Fortune of any amounts received by Hoehn insofar as Fortune was required to advance funds on its guarantee.

Prior to closing of the transaction, each of the current officers, directors and principal shareholders of Texoil shall enter into "lock-up" agreements whereby their ability to trade the Fortune stock (exclusive of the Fortune common to be issued in conversion of outstanding loans) shall be restricted for a period of not less than six (6) months nor more than the period required to consummate the sale of the shares issued in conversion of the outstanding loans, and upon other mutually-acceptable terms. At the conclusion of the lock-up period, Fortune will register for resale under Form S-3 those shares previously subject to the agreement.

The letter of intent states that, subject to further review, the outstanding options and warrants of Texoil will be assumed by Fortune in accordance with their terms. The letter of intent states that the parties will enter into a definitive merger agreement not later than April 26, 1996. The parties expect that the transaction will close on or before August 15, 1996.

Upon closing of the transaction, Walter L. Williams, the Chairman and Chief Executive Officer of Texoil, will be appointed to Fortune's board of directors, and T. W. Hoehn, III will be appointed to Fortune's executive committee. It is contemplated that Mr. Williams will be elected chairman of the board of Fortune. Further, Fortune believes that a continuity of Texoil's professional staff is a desirable component of the transaction contemplated hereby. Fortune intends to devote further review to the feasibility of extending offers of employment to certain of Texoil's professional staff.

During the interim period between the signing of the definitive merger agreement and closing or earlier termination of the merger, Fortune has agreed to lend to Texoil on a secured basis Texoil's working interest share of the costs of Texoil's Raceland, Greens Lake and Laurel Grove prospects.

Texoil's share of those costs over the next six months is projected to be approximately $1,000,000. In addition, Fortune will lend amounts up to $150,000 to Texoil to assist Texoil in paying other reasonable and necessary expenses of conducting its business during the interim period. The determination of "reasonable and necessary costs" will be determined solely by Fortune. Any amounts loaned by Fortune to cover reasonable and necessary expenses of Texoil over and above $150,000 will reduce the purchase price to be paid by Fortune for Texoil. Specifically, to the extent that such amounts, along with any other increase in the total of the net working capital deficit and other liabilities exceed Texoil's total net working capital deficit and other liabilities, as of March 31, 1996, by more than $150,000, the purchase price will be reduced accordingly. At the time of the first delivery of such funds by Fortune to Texoil, Texoil will be required to execute and deliver to Fortune a security interest in the three prospects named above, including, but not limited to, all seismic data, seismic options, and leasehold interests.

In the event that Texoil is acquired by a third party which thereafter repudiates the transaction contemplated by the letter of intent, or in the event that Texoil, due to acquisition or merger discussions with a third party, repudiates or materially impairs the ability of either party to proceed with the transaction, Fortune shall be entitled to (i) the repayment within two (2) business days of the amounts loaned to Texoil together with interest at 18% per annum, plus (ii) an assignment of the greater of 10% of the total working interest in each of the prospects named above on the same basis as Texoil holds its interest, or 50% of Texoil's interest in each of the three prospects, proportionally adjusted as provided below.

In the event that Fortune, due to acquisition or merger discussions with a third party, repudiates or materially impairs the ability of either party to proceed with the transaction, Fortune shall only be entitled to the return, within one year, of the amounts loaned to Texoil, without interest.

In the event that consummation of the merger is enjoined by a court of competent jurisdiction, the obligations of the parties shall be terminated and Fortune shall receive within ninety (90) days from the date such injunction becomes final, (i) the return of the amounts loaned to Texoil by Fortune, together with interest at 18% per annum, plus (ii) an assignment from Texoil of a working interest in each of the three prospects equal to five percent (5%) of the total working interest in each of the prospects, proportionally adjusted as provided below.

In the event that the merger is not consummated due to the failure of any representations or warranties made by Texoil, or the breach by Texoil of any of the terms and provisions of the merger agreement, or for any other reason attributable to Texoil's failure or inability to proceed (except as provided above), Fortune shall have the right to receive, at its election, either (i) the return within thirty (30) days after termination of the transaction of all amounts loaned to Texoil, together with interest at 18% per annum, or (ii) an assignment of working interest equal to an unpromoted 50% of Texoil's total interest in each of the three prospects under the same terms and conditions as Texoil owns the interests, proportionally adjusted as provided below.

In the event the merger is not consummated due to the failure of any of the representations or warranties made by Fortune, or the breach by Fortune of any of the terms or provisions of the agreement between the parties, or for any other reason attributable to Fortune's failure or inability to proceed (except as provided above), Fortune shall have the right to receive, at Texoil's election, either (i) the return within ninety (90) days after termination of the transaction, of all of the amounts loaned by Fortune to Texoil, together with interest at 18% per annum, or (ii) an assignment of working interest equal to an unpromoted 50% of Texoil's total interest in each of the three prospects, proportionally adjusted as provided below.

The proportionate adjustment referred to above shall be a fraction, the numerator of which shall be the total of amounts loaned by Fortune to Texoil, and the denominator of which shall be 1,208,000, subject to a possible revision in the denominator based upon any future sale of a portion of Texoil's interest in the Laurel Grove Prospect. The fraction may be greater than one.

The parties will each continue to operate their businesses and operations from the date hereof through the closing of the transaction contemplated hereby in a reasonable and prudent manner so as to not cause or allow a material loss or decline in the value, use, or contemplated benefit of their respective assets or any portion thereof. Further, neither party shall take any action to enter into any agreement prior to the closing of the transaction contemplated hereby for the issuance of significant additional shares of stock or securities convertible into stock or otherwise take steps to alter their capital structure without the prior written consent of the other. Texoil will not sell or encumber, or enter into any agreement to sell or encumber, any of its properties, leases, prospects, or other assets without the prior written approval of Fortune. Fortune shall, prior to the sale, acquisition, or encumbrance of any assets, advise Texoil of its intention and shall provide it with the details of the transaction.

While the letter of intent is non-binding, Fortune and Texoil each acknowledge in the letter of intent that by entering into the letter of intent, the parties will begin to expend considerable sums in due diligence, preparing and negotiating a definitive merger agreement, and preparing and filing appropriate documents with the Securities and Exchange Commission ("SEC"). Such expenditures are being made pursuant to explicit representations and warranties made, each to the other by Fortune and Texoil, that majorities of each parties directors, and shareholders representing a majority of all outstanding Texoil shares have each been notified of and approved the transaction in substantially the form set out in the letter of intent. In the event that the board of directors of either party fails to approve a definitive merger agreement in substantially the form set forth in the letter of intent, the parties have agreed that the resulting damages would be impracticable or extremely difficult to ascertain. Because of these difficulties, the parties have agreed that in the event of such a breach, the party which fails to approve the definitive merger agreement shall pay the sum of $50,000 to the other as liquidated damages. Except for the specific representations and warranties set forth in this paragraph, neither party is bound to any of the terms and provisions set forth in the letter of intent.

The transaction is subject to a number of contingencies, including completion of due diligence by Texoil and Fortune, execution of a definitive merger agreement, effectiveness of a registration statement for the Fortune shares, listing of the Fortune shares that will be issued on the American Stock Exchange, approval of the merger by the directors and shareholders of both companies, and to the receipt by Texoil of a favorable opinion regarding the fairness of the proposed transaction from a financial point of view from an investment banking firm or other person suitable to both Texoil and Fortune.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial statements of business acquired.

      Not applicable.

(b)   Pro forma financial information.

      Not applicable.

(c)   Exhibits.

      2.1  Letter of Intent dated April 17, 1996.

      99.  Press release dated April 18, 1996.



                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                       TEXOIL, INC.




Date:      APRIL 22, 1996                             By: /S/ WALTER L. WILLIAMS
           --------------                                     Walter L. Williams
                                                              Chairman

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